Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors
Murphy Oil Corporation

We hereby consent to incorporation by reference in the Registration Statement (No. 333-177206) on Form S-8 of Murphy Oil Corporation of our report dated June 23, 2020, with respect to the statements of net assets available for benefits of the Thrift Plan for Employees of Murphy Oil Corporation, as of December 31, 2019 and 2018, and the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the supplemental schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2019, which is included in the December 31, 2019, Annual Report on Form 11-K of the Thrift Plan for Employees of Murphy Oil Corporation.

/s/ BKD, LLP

Little Rock, Arkansas
June 23, 2020

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